Exhibit 99.1

                   Highlands Bankshares Announces 2004 Results



      Highlands Bankshares, Inc. (OTCBB: HBSI) announces its 2004 results.

      Operations for 2004 produced net income of $3,206,000. This compares to net income of $2,233,000 for 2003 and represents record annual income for the Company. Net income for the year produced a Return on Average Assets (ROAA) of 1.07% compared to ROAA of .73% in 2003. Return on Average Equity (ROAE) for 2004 was 10.36% compared to ROAE of 7.60% for 2003.

      Total assets at December 31, 2004 were $299,992,000 compared to $301,168,000 at December 31, 2003. Stockholders' equity increased from $29,549,000 at December 31, 2003 to $31,655,000 at December 31, 2004.

      During 2004, Highlands paid dividends to its shareholders of 63 cents per share.

      Commenting on the 2004 results, Butch Porter, Highlands' President and CEO said, "We are very happy to announce that 2004 produced record income for the Company. Our ROAA increased steadily over the past year. There has been increased competition for both loans and deposits and this created a need for tighter asset and liability management and caused a slight decline in total assets during 2004. We were able to do more with less so to speak and increase earnings even in light of the asset decline. Net interest income continues to increase, having risen 8.98% in 2004 as compared to the previous year. We experienced flat loan growth throughout the first half of 2004, but hopefully that trend appears to be behind us as loan balances grew during the later part of 2004."

      Porter continued, "The coming year will be a challenging year for all bankers. Rising deposit interest rates will cause bankers to be more creative in finding ways to fund growth of earning assets. We look forward to the challenge and pledge to do our best for our shareholders and customers. We would like to thank our customers for the opportunity to serve their banking needs, and especially thank the employees of Highlands Bankshares for their contributions to our successful year."

      Highlands Bankshares Inc. is a financial holding company operating 9 banking locations in West Virginia and Virginia through its two wholly owned subsidiary banks, The Grant County Bank and Capon Valley Bank and insurance services through its wholly owned subsidiary HBI Life Insurance Company.

      The results for 2004 contained in this release do not contain an opinion issued by the Company's external auditors and as such are unaudited.

      Certain statements in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.